The Hanover Insurance Group, Inc. Announces Completion of its Cash Tender Offer

for 8.207% Series B Capital Securities and 7.625% Senior Debentures due 2025

WORCESTER, Mass., June 30, 2009 – The Hanover Insurance Group, Inc. (NYSE: THG) announced today the results of its previously announced cash tender offer (the “Tender Offer”) to purchase a portion of the 8.207% Series B Capital Securities (CUSIP No. 00104PAC3, the “Capital Securities”) issued by AFC Capital Trust I (the “Trust”) and a portion of the 7.625% Senior Debentures due 2025 issued by the Company (CUSIP No. 410867AA3, the “Senior Debentures,” together with the Capital Securities, the “Securities”) for an aggregate purchase price, excluding unpaid and accrued distributions or interest, of up to $125,000,000. The Tender Offer expired at 11:59 p.m., New York City time, on June 29, 2009 (the “Expiration Date”).

As of the Expiration Date, $69,282,000 liquidation amount of Capital Securities were validly tendered for purchase and not validly withdrawn, according to the information provided by the Depositary. The Company has accepted for purchase all of the Capital Securities validly tendered and not validly withdrawn at a price equal to $800 per $1,000 liquidation amount of Capital Securities.

As of the Expiration Date, $83,594,000 principal amount of Senior Debentures were validly tendered for purchase and not validly withdrawn, according to the information provided by the Depositary. The Company has accepted for purchase $77,310,000 principal amount of the Senior Debentures. Acceptance of the Senior Debentures will be prorated, using a proration factor of approximately 92.5%, based on the aggregate principal amount of Senior Debentures validly tendered and not validly withdrawn, in each case, rounded down to the nearest integral multiple of $1,000 for the Senior Debentures. Holders of Senior Debentures that are accepted for purchase and who tendered such Senior Debenture prior to 5:00 p.m. New York City time on June 15, 2009 (the “Early Tender Date”) will receive a price equal to $900 per $1,000 principal amount of Senior Debentures. Holders of Senior Debentures that are accepted for purchase and who tendered such Senior Debenture after the Early Tender Date will receive a price equal to $870 per $1,000 principal amount of Senior Debentures.

The Company expects to settle the Tender Offer today (the “Settlement Date”). The aggregate consideration for the Securities accepted for purchase, plus accrued and unpaid distributions and interest up to but not including the Settlement Date, is approximately $128.4 million. After the Settlement Date, $165,712,000 liquidation amount of the Capital Securities not held by the Company and $122,690,000 principal amount of the Senior Debentures not held by the Company remain outstanding. The Company expects to liquidate the Trust on July 30, 2009 as permitted by the terms of the Trust’s governing documents. Upon completion of such liquidation, each Holder of Capital Securities not tendered pursuant to this Tender Offer will receive a principal amount of the Company’s Series B 8.207% Junior Subordinated Deferrable Interest Debentures due February 3, 2027 equal to the liquidation amount of the Capital Securities held by such Holder.

Separately, the Company holds $65,006,000, liquidation amount, of Capital Securities previously repurchased at a discount in the open market prior to the commencement of the Tender Offer. Including these previously repurchased securities, the Company expects to realize estimated after-tax gains totaling approximately $22.7 million, or $0.44 per share, as a result of the purchase of the Securities in the Tender Offer and the liquidation of the Trust expected to be completed on July 30, 2009.

In connection with the Tender Offer, Goldman, Sachs & Co. served as Dealer Manager, Okapi Partners LLC served as the Information Agent and Continental Stock Transfer & Trust Co. served as the Depositary.

This news release does not constitute an offer to buy or the solicitation of an offer to sell any securities, and nor shall there be any purchase of securities of the Company in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Use of the word “expects” and similar expressions is intended to identify forward-looking statements. The benefits the Company expects to realize through the Tender Offer and related transactions and the timing thereof are uncertain and may not be realized. Forward-looking statements are based on expectations, forecasts, and assumptions by the Company’s management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation, those set forth in the section entitled “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed on February 27, 2009, as amended by the Quarterly Report on Form 10-Q filed on May 8, 2009.

The Company cannot be certain that any expectations, forecasts, or assumptions made by its management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. It is to be expected that there may be differences between projected and actual results. The forward-looking statements speak only as of the date of their initial issuance, and the Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

About The Hanover

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester; Citizens Insurance Company of America, headquartered in Howell, Michigan; and their affiliates. The company offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, the company ranks among the top 40 property and casualty insurers in the United States.

Contact Information

Investors:	Media:
John F. Reilly	Michael F. Buckley
Email: jofreilly@hanover.com	Email: mibuckley@hanover.com
Phone: 1-508-855-3457	Phone: 1-508-855-3099